Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports Results for

Second Quarter and Six Months Ended June 30, 2014

MORGAN HILL, Calif., Aug. 14, 2014 /PRNewswire/ — The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today reported financial results for the second quarter and six months ended June 30, 2014.

Net sales for the 2014 second quarter increased by 3.5 percent, to $36.8 million, compared to net sales of $35.6 million in the second quarter of 2013, notwithstanding the unusually severe winter weather conditions that continued into the quarter, which delayed the start of the RV season in the Midwestern, Northeastern, and Southeastern regions of the United States and throughout most of Canada. Over the past twelve months, the Company has increased its product portfolio with the addition of more than 1,000 new distributed products, which are products we sell under the manufacturers’ brands (as opposed to those we sell under our own brands). The increase in net sales during the second quarter was due in large part to sales of these new products, as well as an increase in sales to specialty retailers.

Gross profit for the second quarter of 2014 decreased to $7.0 million, from approximately $7.1 million in the same quarter of 2013. As a result, gross margin decreased to 18.9 percent of net sales, down from 20.1 percent in the same quarter of 2013. The decreases were mainly due to a change in the mix of products sold to a higher proportion of lower-margin, distributed products. Gross profit and gross margin were further impacted by costs we recognized in connection with the closure of an import facility in Taiwan which we no longer needed for our operations. We expect the closure of that facility will enable Coast to increase its gross margin on imported goods in the future.

Selling, general and administrative (SG&A) expenses in the 2014 second quarter were $5.5 million, compared to $5.1 million in the same quarter of 2013. That increase was primarily attributable to increases in marketing and selling costs and professional fees.

For the first six months of 2014, Coast reported net earnings of $49,000, or $0.01 per diluted share, compared to net earnings of $158,000, or $0.03 per diluted share, for the first six months of 2013. Net sales increased 1.1 percent, to $61.7 million, up from $61.0 million for the same six months of 2013. Gross profit decreased by 1.4 percent, to $11.2 million, in the first six months of 2014, from $11.3 million for the same period of 2013. SG&A expenses were $10.6 million, compared to $10.5 million for the six months ended June 30, 2013.

On the balance sheet, accounts receivable increased by $98,000, to $13.6 million, at June 30, 2014, up from $13.5 million at June 30, 2013. Inventories at June 30, 2014, were $37.0 million, compared with $31.4 million at June 30, 2013.

“We are disappointed with our financial results this quarter, which included the negative impact of costs recognized in connection with the closing of the Taiwan facility and delays in obtaining some of our proprietary products from Asia,” said Coast’s Chief Executive Officer Jim Musbach. “The tough operating environment, hampered by the late start of the RV season in our primary markets that was caused by prolonged winter weather conditions, compounded the negative impact. Yet, we continued to achieve sales growth in spite of these hurdles.”

Musbach continued, “Looking forward, we are optimistic that our new product offerings will contribute positively to our results during the remainder of 2014. During the past year, we substantially boosted our product portfolio with the addition of more than one thousand new distributed products, which include Purple Line Products for which we have obtained exclusive North American distribution rights from the manufacturer. In addition, in the fall of this year, we will be introducing several new proprietary products which we believe will help to boost our sales and gross margin.”

“Additionally, the Recreational Vehicle Industry Association (RVIA) currently forecasts for RV industry shipments to increase by approximately 8.8 percent in 2014, and it expects RV shipments to rise again in 2015. Based on the RVIA forecasts, our new product offerings and expanded marketing programs, we expect to see positive momentum in the coming quarters. Our business fundamentals are strong and well positioned for future growth, and our strategy remains to remain focused on the customers in our core RV channel,” concluded Musbach.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets. Coast supplies more than 11,000 products through 13 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE MKT under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release that are not historical facts or that discuss our expectations, beliefs or views regarding our future operations or financial performance, or financial trends in our business or markets constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, those statements are necessarily based on current information available to us. Therefore, the expectations or predictions expressed in those statements may ultimately prove to have been incorrect due to the occurrence of currently unexpected future events or circumstances or as a result of a number of risks and uncertainties to which our business is subject. As a result, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time as set forth in those forward looking statements. Those risks and uncertainties include the possible occurrence of declines in discretionary income by, or the loss of confidence regarding economic conditions among, consumers; a tightening in the availability of or increases in the cost of consumer credit; increases in the costs of or shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and, therefore, their need for and willingness to purchase the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because the recession (i) led to the closure or bankruptcies of a large number of RV dealers which could reduce the number of aftermarket customers who will be purchasing the products we sell; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; further increases in price competition within our markets that could further reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

A more detailed discussion of the risks and uncertainties to which our business and operations are subject, is contained in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which we filed with the Securities and Exchange Commission on or about March 31, 2014, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as material to our business or operating results.

Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2013 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the NYSE MKT.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$36,797	$35,565	$61,652	$60,962
Cost of sales, including distribution costs	29,827	28,427	50,467	49,622

Gross profit	6,970	7,138	11,185	11,340
Selling, general and administrative expenses	5,452	5,142	10,623	10,513

Operating income	1,518	1,996	562	827
Other (income) expense
Interest	181	185	322	358
Other	—	(5)	29	11

	181	180	351	369

Earnings before income tax provision	1,337	1,816	211	458
Income tax provision	550	719	162	300

Net earnings	$787	$1,097	$49	$158

Basic earnings per share	$0.16	$0.23	$0.01	$0.03

Diluted earnings per share	$0.16	$0.23	$0.01	$0.03

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	June 30, 2014	June 30, 2013
ASSETS
Cash	$1,809	$221
Accounts receivable, net	13,590	13,492
Inventories, net	36,973	31,429
Other current assets	2,184	2,563

Total current assets	54,556	47,705
Property, plant and equipment, net	1,172	1,175
Other assets	2,872	2,918

Total Assets	$58,600	$51,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$9,206	$7,075
Accrued liabilities	3,917	3,441

Total current liabilities	13,123	10,516
Long-Term Debt	17,185	12,513
Total stockholders’ equity	28,292	28,769

Total Liabilities and Stockholders’ Equity	$58,600	$51,798

(End)